                         FIRST AMENDMENT TO AGREEMENT

         THIS FIRST AMENDMENT TO AGREEMENT is to be effective , 1996, by and between BENSON EYECARE CORPORATION, a Delaware corporation (referred to hereinafter as "Benson," and with any of its subsidiaries as the "Company") and STEVE N. HABER ("Haber").

                                   RECITALS

         WHEREAS, Bolle America, Inc., a Delaware corporation ("Bolle"), is a wholly-owned subsidiary of Benson, having been acquired by merger in October, 1995;

         WHEREAS, pursuant to an Agreement dated September 20, 1995, between Benson and Haber ("Agreement"), Haber was to continue as the President of Bolle until January 1, 1997, and thereafter was to become a consultant to the Company;

         WHEREAS, Benson is in the process of searching for an experienced executive to replace Haber as President of Bolle and has an opportunity to hire a qualified executive who is available prior to January 1, 1997;

         WHEREAS, the Company has requested Haber to resign his position prior to January 1, 1997, in order to allow his replacement to immediately become President of Bolle on the terms set forth herein.

         NOW, THEREFORE, the parties agree as follows:

         1. Resignation. Upon the hiring of the replacement executive selected by the Board of Directors of Bolle, Haber shall resign as President of Bolle. However, Haber shall remain an employee of the Company pursuant to the existing terms of the Agreement until January 1, 1997, and shall continue to advise Bolle and the new executive and promote a smooth transition.

         2. Ratification. Except for his resignation as President, Haber shall continue as an employee of Bolle until January 1, 1997, for the same compensation and on the same terms and conditions as are set forth in the Agreement. Furthermore, on January 1, 1997, Haber shall become a Consultant to the Company in accordance with the Agreement and the parties hereby ratify and confirm all of the remaining terms of the Agreement.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective on the date first above written.

                                           BENSON EYECARE CORPORATION



                                           By: /s/ Martin Franklin
                                              -------------------------------

                                           Its:
                                              -------------------------------


                                               /s/ Steve N. Haber
                                              -------------------------------
                                              Steve N. Haber

                                   AGREEMENT

         THIS AGREEMENT, dated September 20, 1995 and effective as provided below, by and between BENSON EYECARE CORPORATION, a Delaware corporation (referred to hereinafter as Benson, and with any of its subsidiaries as the "Company") and STEVE N. HABER ("Haber").

                             W I T N E S S E T H:

         WHEREAS, Haber currently is the Chairman of the Board of Directors, Chief Executive Officer and President of Bolle America, Inc., a Delaware corporation (referred to hereinafter with any successor corporation as "Bolle") and is employed by Bolle pursuant to an Employment Contract dated November 9, 1994 ("Employment Contract");

         WHEREAS, Bolle and the Company previously have entered into a Merger Agreement regarding the merger of a subsidiary of the Company into Bolle whereby the shareholders of Bolle acquire common stock of the Company in exchange for their Bolle common stock ("Combination");

         WHEREAS, the Company and Bolle desires to terminate the Employment Contract and hire Haber first as an employee and then as a consultant pursuant to the terms and conditions set forth herein in the event that the Combination is closed;

         WHEREAS, the Company and Haber have previously entered into an Agreement which the parties hereby amend and restate as set forth herein; and,

         WHEREAS, Haber is willing to accept employment on such restated terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Haber agree as follows:

         Commencement. The previous agreement between the parties is hereby amended and restated in its entirety as set forth herein. This Agreement shall be expressly conditioned upon the closing of the Combination between the Company and Bolle. If the Combination does not close, this Agreement shall terminate with no further obligations between the parties. If, on the other hand, the Combination does close, this Agreement shall become fully effective on such closing date and such closing date shall be the "Effective Date" of this Agreement.

         Employment. Upon the Effective Date, the Company shall employ Haber as the President of Bolle and Senior Vice President of Marketing of Benson, and Haber agrees to accept such employment on the terms and conditions set forth in this

Agreement. Haber shall remain an employee of the Company until January 1, 1997, unless otherwise terminated as provided below.

                  a. Duties. During his term as an employee, Haber shall serve as the President of Bolle (or any surviving successor) and Senior Vice President of Marketing of Benson, and shall oversee all aspects of the administration and management of Bolle. Haber's employment by the Company shall be his primary employment, but such employment shall not prohibit Haber from acting as a consultant for other businesses in a manner which does not violate the terms and provisions of sections 7 and 8 and in accordance with fulfilling his duties under this Agreement. Except for vacation and absences due to temporary illness, Haber shall devote sufficient time, attention and energies to Bolle as are necessary to perform his duties; provided, however, that (i) Haber may perform such duties at such times as he shall determine,
(ii) Haber shall not be required to be present at the offices of the Company or Bolle for any specified number of hours, and (iii) Haber shall be reasonably available for telephone consultation by officers and employees of the Company and Bolle when Haber is not present at the offices of the Company or Bolle, or otherwise pursuing company business.

                  b. Compensation.

                           i. Salary. During his term as an employee, the
Company shall pay Haber, and Haber shall accept from the Company, as compensation for the performance of services under this Agreement and for Haber's observance and performance of all of the provisions hereof, a salary of $255,000 per year, commencing January 1, 1996. Effective upon the Effective Date, Haber agrees that he shall forego salary from the Company and Bolle relating to 1995 for the period from October 1, 1995 through December 31, 1995. Any salary Mr. Haber receives from Bolle for the period from October 1, 1995 through the Effective Date shall be returned to Bolle.

                           i. Incentive Compensation. In addition, Haber
agrees that he shall forego the Incentive Compensation he would have received or been entitled to receive from the Company or Bolle for 1995 under his existing employment agreement with Bolle.

                           iii. General. Haber's salary shall be payable in
accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes. and other amounts. Haber shall be entitled to sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties. Haber's salary for 1996 shall be subject to offset as provided in
Section 11, below. Haber shall be entitled to six weeks of vacation for 1996 for which he shall be compensated.

         3. Consulting. Effective January 1, 1997, Haber's term as President of Bolle and Senior Vice President of Marketing of Benson shall end and he shall thereafter be hired as a consultant to the Company for a period of four years commencing January 1, 1997, and ending December 31, 2000; provided, however, that the parties, by mutual agreement, may extend the term of Haber's consulting services by an additional five (5) years.

                  a. Duties. During his term as a consultant, Haber agrees to consult with the officers and directors of the Company and Bolle with regard to marketing, and product development matters. Haber agrees to be reasonably available to provide such services as the Company may direct, but shall not be required to be personally present at Bolle or the Company throughout the term of his consulting arrangement. The parties recognize that the services described herein may be provided without Haber's continuous presence; provided, however, that Haber shall make himself available either in person or by telephone, as the Company may reasonably require.

                  b. Compensation. During his term as a consultant, the Company shall pay Haber, and Haber shall accept from the Company, as compensation for the performance of services under this Agreement and Haber's observance and performance of all of the provisions hereof, consulting fees of $155,000 per year. Haber shall be paid his consulting fees quarterly and such fees shall be subject to offset as provided in Section 11, below.

                  c. Independent Contractor. The parties acknowledge and agree that during his term as a consultant Haber is being engaged as an independent contractor and not as an employee. Accordingly, the Company shall not withhold any payroll taxes from Haber's consulting fees and shall not direct the daily activities of Haber. Haber acknowledges and agrees that during his term as a consultant, he shall be an independent contractor and further agrees to make payment of any and all self-employment taxes and contributions, such as self employment estimated tax payments and Self Employment Contribution Act contributions, required of Haber upon the consulting fees paid hereunder. Haber agrees to indemnify the Company from any and all costs the Company may incurr as a result of Haber's failure to pay such amounts or to report consulting fees as independent contractor payments.

         4. Benefits.

                  a. Health Insurance. During the term of Haber's employment and consulting (i.e., until December 31, 2000), Haber shall be entitled to participate in the Company's then current health insurance program and shall pay for the then current cost to employees for such benefits.

                  b. Life Insurance. The Corporation agrees to purchase a renewable term life insurance policy or policies insuring the life of Haber in the event of his death prior to the expiration of the term of this Agreement (i.e., December 31, 2005). Although the Corporation shall be the owner of the policy or policies and shall pay the premiums thereon, the Corporation agrees to name Haber as the beneficiary of the policy. The amount of life insurance which shall be in effect and payable to Haber for each year shall be as follows:

               Calendar Year          Face Amount of Life Insurance
               -------------          -----------------------------
                    1995                      $1,775,000.00
                    1996                      $1,775,000.00
                    1997                      $1,520,000.00
                    1998                      $1,265,000.00
                    1999                      $1,010,000.00
                    2000                      $755,000.00
                    2001                      $500,000.00
                    2002                      $400,000.00
                    2003                      $300,000.00
                    2004                      $200,000.00
                    2005                      $100,000.00

         The payments under the policy or policies shall be in lieu of the consulting, employment and noncompetition payments due Haber pursuant to paragraphs 2, 3 and 7 hereunder.

         5. Reimbursements. During the term of Haber's employment and consulting, (i.e., until December 31, 2000), upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company and in specific accordance with such guidelines as may be established from time to time by the Company's Board of Directors, Haber shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by Haber on behalf of the Company or Bolle in connection with the performance of services under this Agreement.

         6. Termination of Employment Contract. The parties acknowledge that Haber and Bolle are parties to the existing Employment Contract. Upon the Effective Date and in consideration of the payment described below, the Employment Contract shall terminate and neither Bolle nor the Company shall have any obligations thereunder except to the extent that any obligations set forth in the Employment Contract are also expressly set forth in this Agreement. In sole consideration for the termination of the Employment Contract, and without any further obligation of Haber, the Company agrees (i) to cause to be paid by Bolle to Haber a termination fee of Seven Hundred Thousand Dollars ($700,000.00) upon the Effective Date, and (ii) to cause Bolle to distribute to Haber unencumbered title to the Lexus automobile provided to Haber pursuant to Section 2.2 of the Employment Contract.

         7. Noncompetition. For purposes of this Section 7, all references to the Company shall be deemed to include the Company's subsidiary corporations.

                  a. Restrictions. Commencing with the Effective Date and continuing through December 31, 2005 and in consideration of the amounts set forth below, Haber will not utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company to compete with the Company in eyewear, optical, ophthalmic and optometric products. Commencing with the Effective Date and continuing through December 31, 2005 and in consideration of the amounts set forth below, Haber shall not engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the Unites States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, capital, lending of money or property, rendering of services or otherwise, in any eyewear, optical, ophthalmic, or optometric business which directly competes with or is similar to that engaged in by the Company, including without limitation, the development, manufacture, packaging, distribution or sale of sunglasses, goggles, sport shields and related eyewear (it being understood hereby, that the ownership by Haber of 2% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 7). During the same period, Haber shall not, and shall not permit any of his employees, agents or any other person under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two years, a customer of the Company or of Bolle, or any successor to the business of the Company or Bolle, or otherwise divert or attempt to divert any business of the Company, Bolle or any successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company, Bolle or any successor to the business of the Company or Bolle to terminate his or her employment or other relationship with the Company, Bolle or such successor. Haber shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company, Bolle or any successor to the business thereof.

                  b. Compensation. In consideration of Haber's covenants and agreements as set forth in Subsection 7.a, above, the Company agrees to pay Haber Eight Hundred Thousand Dollars ($800,000.00) upon the Effective Date and One Hundred Thousand Dollars ($100,000.00) per year commencing January 1, 1997, through December 31, 2005. Such subsequent payments shall be made quarterly. The initial payment shall be deemed fully earned upon the Effective Date and all subsequent payments shall be due and payable to Haber whether or not Haber is otherwise performing consulting services under Section 3 of this Agreement; provided, however, that Haber shall not have breached the covenants set forth in Sections 7 and 8.

         8. Confidentiality. For purposes of this Section 8, all references to the Company shall be deemed to include the Company's subsidiary corporations.

                  a. Confidential Information. Haber acknowledges that he will have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the "Confidential Information"), and that such information, even though it has been or may be contributed, developed or acquired by Haber, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, Haber shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees or the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than Haber. Haber acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

                  b. Return of Confidential Information. Upon the termination of this Agreement, Haber shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company's business.

         9. Remedies. The restrictions set forth in Sections 7 and 8 are considered by the parties to be fair and reasonable. Haber acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of
Section 7 or 8. Accordingly, Haber agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief to secure the enforcement of these provisions. If any provisions of Sections 7, 8, or 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, such period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 7, 8 or 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

         10. Termination. This Agreement may be terminated prior to the expiration of the terms set forth in Sections 2, 3 and 7, upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

                  a. Death. This Agreement will terminate immediately and automatically upon the death of Haber and Haber's estate shall receive the life insurance proceeds described in Section 4.b as well as any other payments earned prior to Haber's death.

                  b. Disability. This Agreement may be terminated at the Company's option, immediately upon notice to Haber, if Haber shall suffer a permanent disability; provided, however, that Haber shall be entitled to receive all of the compensation, benefits, and reimbursements to the end of the full term of this Agreement. For the purposes of this Agreement, the term "permanent disability" shall mean Haber's inability to perform his duties under this Agreement for a period of 120 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any twelve month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by the Board of Directors of the Company.

                  c. Cause. This Agreement may be terminated at the Company's option, "for cause." For purposes of this Agreement, "for cause" shall mean a termination resulting from the good faith determination by the Company (i) that there has been a breach by Haber of any material provision of this Agreement; (ii) that there has been gross negligence or willful misconduct by Haber in connection with the performance of his duties under this Agreement;
(iii) that there has been fraud, criminal conduct or embezzlement by Haber; or
(iv) Haber has misappropriated for personal use assets or business opportunities of the Company. The Company shall provide Haber with thirty (30) days prior written notice of its good faith determination that Haber's employment is being terminated "for cause." Furthermore, the Company shall provide Haber a reasonable opportunity to cure the circumstances resulting in the "for cause" termination, provided that such circumstances are capable of being cured. If the Company determines that Employee has been discharged "for cause," as defined above, and Employee disagrees with the conclusion of the Company, then the Company and Employee shall submit the issue of whether Employee was discharged "for cause" to arbitration in accordance with the rules and procedures of the American Arbitration Association. Such determination shall be binding upon the parties hereto. The Company shall not request Haber to perform any duties, and Employee's duties shall not include, any actions which violate any laws, government rules or regulations or written contracts of the Company.

                  d. Without Cause. This Agreement may be terminated on thirty
(30) days notice (the thirtieth day following such notice being herein sometimes called the "Termination Date") by the Company without Cause, subject to the following provisions. If this agreement is terminated without Cause by the Company, Haber shall receive all of the compensation, benefits, and reimbursements to the end of the full term of this Agreement; provided that the terms and provisions of Sections 7 and 8 shall continue to apply to Haber while he is receiving such compensation, benefits and reimbursements.

                  e. Termination by Haber. Haber may terminate his employment or consulting duties under this Agreement by giving the Company one hundred eighty (180) days prior written notice. In such event, Haber shall have no cause of action against the Company for breach of this Agreement except for Haber's right to receive compansation, employee benefits and reimbursements through the date of termination. In addition, the terms and provisions of Sections 7 and 8 shall continue to apply to Haber for the remaining term of the Agreement (i.e., until December 31, 2005).

         11. Contribution to Costs Incurred in Connection With Legal Actions. Haber agrees to contribute twenty percent (20%) of the legal fees, judgements, settlement payments, court costs and other amounts paid by Bolle or the Company and not covered by the proceeds from insurance policies with regard to any legal actions commenced against Bolle or the Company within two (2) years of the Effective Date and relating to actions or omissions of Haber occurring prior to the Effective Date ("Legal Costs"). Such amounts shall be contributed by offsetting any amounts owed to Haber under Sections 2 and 3 above and shall be limited to offsets of One Hundred Twenty-Five Thousand Dollars ($125,000.00) per calendar year and Two Hundred Fifty Thousand Dollars ($250,000.00) in total. Prior to offsetting any amounts owed to Haber, Bolle or the Company shall provide Haber with a report describing and itemizing the Legal Costs incurred and the calculation of the amount of the offset.

         12. Miscellaneous.

                  a. Survival. The provisions of Sections 7, 8, and 9 shall survive the termination of this Agreement.

                  b. Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

                  c. Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that Haber's compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

                  d. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way thereafter to enforce any provisions of this Agreement, nor to preclude such party from taking any other action at any time which it legally would be entitled to take.

                  e. Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Haber and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the company; and provided, further, that in the event of any such sale, merger, consolidation, transfer or assignment, the Company shall remain fully liable as a guarantor for all of the payments, obligations, duties and responsibilities due to Haber hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

                  f. Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

                  To the Company:    Benson Eyecare Corporation
                                     c/o 135 East 57th Street
                                     Suite 3010
                                     New York, New York 10022
                                     Attention:  The President

                  With a copy to:    Robert Lawrence
                                     Kane Kessler, P.C.
                                     1350 Avenue of the Americas
                                     New York, New York 10019

                  To Haber:          Steve N. Haber
                                     3890 Elm Street
                                     Denver, Colorado 80207

                  With a copy to:    Anthony K. Mallgren
                                     Mallgren & Associates, P.C.
                                     3600 S. Yosemite Street
                                     10th Floor
                                     Denver, Colorado 80237

                  g. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. Notwithstanding the foregoing, the parties acknowledge and agree that the terms of this Agreement are not intended to create "excess parachute payments" under Section 28OG of the Internal Revenue Code, nor are they intended to cause violations of the Securities and Exchange Commission's "pooling of interests" accounting treatment for the Combination. If any of the terms of this Agreement result in potential excess parachute payments or potential violations of the pooling treatment, the parties agree to revise such terms; provided, however, that the basic economic positions of the parties (i.e., the payments to be made by the Company or Bolle to Haber) do not change.

                  h. Jurisdiction Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of Denver, Colorado. Any breach of any provisions of this Agreement shall be deemed to be a breach occurring in the State of Colorado and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado, or the Federal Courts having concurrent jurisdiction, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement.

                  i. Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

                  IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.

                                          BENSON EYECARE CORPORATION



                                          By: /s/ Ian Ashken
                                             ------------------------------
                                          Its: CFO
                                              -----------------------------


                                          /s/ Steve N. Haber
                                          ---------------------------------
                                          Steve N. Haber